Exhibit 99.1

For Immediate Release:

Steinway Reports Q1 Results
 Piano Division Sales Up 26%; Overall GM up 190 Basis Points

WALTHAM, MA — May 3, 2007 — Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced results for the quarter ended March 31, 2007.

Piano sales increased $10.8 million, or 26%, as compared to the first quarter of 2006.  This increase mitigated a sales decline in band instruments of $12.6 million, of which an estimated $7.2 million was caused by a labor strike.  Despite the strike, overall revenues decreased only 2%.  Gross margins improved from 27.3% to 29.2% despite lost profit and unabsorbed overhead from the strike of approximately $4.6 million.

Operating expenses increased $2.4 million primarily as a result of sales and marketing expenses related to the launch of new piano models and $0.5 million in reserves associated with recent acquisition activities.  Net interest expense decreased 22% compared to the first quarter of 2006 as a result of debt reduction and the Company’s successful debt refinancing last year.

For the quarter, earnings per share increased to $0.17 from a loss per share of $0.23 in the prior year period.  The $0.17 EPS compares to Adjusted EPS of $0.26 in the first quarter of 2006.  Adjustments for 2006, which were comprised primarily of a loss on the early extinguishment of debt, are detailed in the attached financial tables.

Band Operations

Band sales for the quarter decreased $12.6 million, or 24%, primarily due to an estimated $7.2 million of lost sales caused by a labor strike at the Company’s Elkhart brass facility and $3.5 million of reduced sales due to dealer consolidation.  Gross margins of 20.2% this quarter compare to 22.7% in the first quarter of 2006, which was pre-strike.  Sequentially, gross margins improved from 15.9% in the last quarter of 2006 to 20.2% in the first quarter of 2007.

Piano Operations

Worldwide piano sales for the quarter increased $10.8 million, or 26%, over the prior year period.  Shipments of Steinway grand pianos increased 11% (8% in the U.S. and 16% overseas) and shipments of mid-priced pianos climbed 88%. Higher production levels at the Company’s domestic piano factory and an increase in higher margin European sales led to an increase in piano gross margins from 33.1% to 36.0%.

Comments

“We are excited to report another good quarter for our piano business,” stated CEO Dana Messina.  “We posted double-digit revenue growth both domestically and overseas.  Steinway sales were strong worldwide and our re-launched Essex line continues to exceed our expectations.  Institutional sales continue to be a healthy part of our business as we recently shipped 141 Steinway pianos to the Crane School of Music at SUNY Potsdam.  We also introduced a limited edition piano in the first quarter of this year which has generated a great deal of excitement throughout our dealer network.”

Regarding band operations, Messina said, “Our band business continues to improve.  If you factor out the impact of the strike, band gross margins would have increased compared to the first quarter of 2006.  We are pleased to report that our Elkhart brass facility returned to profitability in March of 2007 and that production continues to increase.  Daily output of professional instruments recently reached pre-strike levels.”

Messina continued, “Since the strike, we have not produced student level brass instruments at our Elkhart brass plant because we were losing money on them.  For student brass orders, we are shipping a combination of imported horns and horns made at our Eastlake facility.  Standard margins in this product category have increased from 3% to approximately 30%.”

Regarding the remainder of 2007, Messina commented, “We expect production levels of professional instruments at our Elkhart brass plant to increase throughout 2007 and band margins are expected to continue to rise.  Looking at our piano business, we remain cautious about the U.S. market but we expect Europe and Asia to continue to perform well.”

Conference Call

Management will be discussing the Company’s first quarter results and outlook for the remainder of 2007 on a conference call today beginning at 5:00 p.m. ET.  A live webcast and an archive of the call will be available to all interested parties on the Company’s website, www.steinwaymusical.com.

Management to Present at the UBS Leveraged Finance Conference

CEO Dana Messina will give a presentation at the UBS Leveraged Finance Conference 2007 in Las Vegas, NV on Wednesday, May 9, 2007, at 8:00 a.m. PDT.  Investors may listen to an audio version of the presentation via a live web cast in the Investor Relations section of Steinway’s website, www.steinwaymusical.com.  A replay will be available until June 10, 2007.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

Non-GAAP Financial Measures Used by Steinway Musical Instruments

The Company uses the non-GAAP measurement Adjusted EBITDA, which it defines as earnings before net interest expense, income taxes, depreciation and amortization, adjusted to exclude non-recurring, infrequent or unusual items.  The Company uses Adjusted EBITDA because it is useful to management and investors as a measure of the Company’s core operating performance.  The Company also believes Adjusted EBITDA is helpful in determining the Company’s ability to meet future debt service, capital expenditures and working capital requirements.  In addition, certain of the Company’s debt covenants are based upon Adjusted EBITDA calculations and the Company uses Adjusted EBITDA as the basis for determining bonuses for its managers.  However, Adjusted EBITDA should not be construed as a substitute for income from operations or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with GAAP.

The Company has provided other non-GAAP measurements which present operating results on a basis excluding certain non-comparable items.  The Company has provided Adjusted financial information because management uses it to make meaningful comparisons of performance between periods.  However, there are limitations in the use of such information because the Company’s actual results do include the impact of these Adjustments.  The non-GAAP measures are intended only as a supplement to the comparable GAAP measures.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; ability of new workers to meet desired production levels; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new product and distribution strategies; ability of suppliers to meet demand; concentration of credit risk; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com

STEINWAY MUSICAL INSTRUMENTS, INC.

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended
	3/31/2007	3/31/2006
Net sales	$93,432	$95,194
Cost of sales	66,192	69,202
Gross profit	27,240	25,992
	29.2%	27.3%

Operating expenses:
Sales and marketing	12,664	11,670
Provision for doubtful accounts	126	57
General and administrative	9,010	8,378
Amortization	196	229
Other operating expenses	877	147
Total operating expenses	22,873	20,481

Income from operations	4,367	5,511
Interest expense, net	2,152	2,748
Other (income) expense, net	(170)	5,860
Income (loss) before income taxes	2,385	(3,097)
Income tax provision (benefit)	955	(1,255)
Net income (loss)	$1,430	$(1,842)

Earnings (loss) per share - basic	$0.17	$(0.23)
Earnings (loss) per share - diluted	$0.17	$(0.23)
Weighted average common shares - basic	8,419	8,152
Weighted average common shares - diluted	8,580	8,152

Selected Balance Sheet Data (1)

(In Thousands)

(Unaudited)

	3/31/2007	3/31/2006	12/31/2006
Cash	$9,449	$71,926	$30,409
Receivables, net	74,025	86,966	75,161
Inventories	165,686	159,123	154,623
Accounts payable	16,646	15,836	16,805
Senior Notes	173,857	225,307	173,816
Other debt	18,830	20,580	4,595

(1) The Company is in the process of finalizing its implementation of FIN 48, a recent accounting pronouncement related to income tax.  This may affect certain components of the Company’s balance sheet as of March 31, 2007.  A complete balance sheet will be available in the Company’s 10-Q which will be filed on or before May 10, 2007.

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of GAAP Earnings to Adjusted Earnings

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended 3/31/07
	GAAP	Adjustments	Adjusted
Band sales	$40,507	$—	$40,507
Piano sales	52,925	—	52,925
Total sales	93,432	—	93,432

Band cost of sales	32,305	—	32,305
Piano cost of sales	33,887	—	33,887
Total cost of sales	66,192	—	66,192

Band gross profit	8,202	—	8,202
Piano gross profit	19,038	—	19,038
Total gross profit	27,240	—	27,240

Band GM%	20.2%		20.2%
Piano GM%	36.0%		36.0%
Total GM%	29.2%		29.2%

Operating expenses	22,873	—	22,873

Income from operations	4,367	—	4,367

Interest expense, net	2,152	—	2,152
Other income, net	(170)	—	(170)

Income before income taxes	2,385	—	2,385

Income tax provision	955	—	955

Net income	$1,430	$—	$1,430

Earnings per share - basic	$0.17		$0.17
Earnings per share - diluted	$0.17		$0.17
Weighted average common shares - basic	8,419		8,419
Weighted average common shares - diluted	8,580		8,580

	Three Months Ended 3/31/06
	GAAP	Adjustments		Adjusted
Band sales	$53,066	$—		$53,066
Piano sales	42,128	—		42,128
Total sales	95,194	—		95,194

Band cost of sales	41,005	(71	)(1)	40,934
Piano cost of sales	28,197	—		28,197
Total cost of sales	69,202	(71)		69,131

Band gross profit	12,061	71	(1)	12,132
Piano gross profit	13,931	—		13,931
Total gross profit	25,992	71		26,063

Band GM%	22.7%			22.9%
Piano GM%	33.1%			33.1%
Total GM%	27.3%			27.4%

Operating expenses	20,481	—		20,481

Income from operations	5,511	71		5,582

Interest expense, net	2,748	—		2,748
Other (income) expense, net	5,860	(6,611	)(2)	(751)

(Loss) income before income taxes	(3,097)	6,682		3,585

Income tax (benefit) provision	(1,255)	2,708	(3)	1,453

Net (loss) income	$(1,842)	$3,974		$2,132

(Loss) earnings per share - basic	$(0.23)			$0.26
(Loss) earnings per share - diluted	$(0.23)			$0.26
Weighted average common shares - basic	8,152			8,152
Weighted average common shares - diluted	8,152			8,351

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1) Reflects charges relating to the step-up of Leblanc inventory.

(2) Reflects loss on extinguishment of debt.

(3) Reflects the tax effect of Adjustments at the Company’s effective rate for the period.

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation from Income from Operations to Adjusted EBITDA

(In Thousands)

(Unaudited)

	Three Months Ended
	3/31/2007	3/31/2006
Income from operations	$4,367	$5,511
Other (income) expense, net	170	(5,860)
Depreciation	2,373	2,438
Amortization	196	229
Non-recurring, infrequent or unusual items	—	6,682
Adjusted EBITDA	$7,106	$9,000